Exhibit 10.4

EQUITY AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and between Hampshire Group, Limited (the “Company”), and Heath L. Golden (the “Grantee”), as of May 2, 2011 (the “Grant Date”).

RECITALS

WHEREAS, the Company desires to grant to the Grantee the equity awards described herein (the “Award”); and

WHEREAS, the Award shall consist of a grant of restricted stock units and a grant of options, in each case in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Grantee has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 - Grant of Restricted Stock Units.

The Company hereby grants the grantee 100,000 restricted stock units (“RSUs”) as of the Grant Date.  Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of the Company’s common stock, par value $0.10 per share (the “Stock”).  Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid times the number of then unsettled RSUs.  Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying the RSU is transferred to the Grantee in accordance with Section 1.2 hereof.

Section 1.2 - Vesting and Settlement.

Generally, provided that the Grantee has not undergone a termination of employment with the Company (a “Termination”) prior to the applicable vesting date:

(a)           one-third (1/3) of the RSUs shall vest on the Grant Date and shall be settled on March 31, 2012;

(b)           one-third (1/3) of the RSUs shall vest on the first (1st) anniversary of the Grant Date and shall be settled on September 30, 2012; and

(c)           one-third (1/3) of the RSUs shall vest and be settled on the second (2nd) anniversary of the Grant Date.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Company’s 2009 Stock Incentive Plan (the “2009 Plan”)), one hundred percent (100%) of the Grantee’s unvested RSUs shall become fully vested and all unsettled RSUs shall be settled as of the date of the Change in Control.

Section 1.3 - Treatment of RSUs Upon Termination.

(a)           Upon the Grantee’s Termination for any reason, (i) all of the Grantee’s vested but unsettled RSUs shall be settled upon the date of Termination, (ii) vesting of the RSUs shall cease as of the date of Termination, and (iii) any unvested or unsettled RSUs awarded herein shall immediately be forfeited to the Company.  Neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then-unvested or unsettled RSUs.

(b)           Notwithstanding the foregoing, the settlement hereunder of any nonqualified deferred compensation (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”)) upon a Termination shall be delayed until the Grantee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Grantee’s Termination) shall be settled as if the Grantee had undergone such Termination (under the same circumstances) on the date of his ultimate “separation from service.”

(c)           Any shares of Stock otherwise required to be delivered hereunder to Grantee at any date as a result of the Grantee’s Termination shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, the Company shall deliver to Grantee any shares of Stock delayed pursuant to the previous sentence.

ARTICLE II

GRANT OF OPTIONS

Section 2.1 - Grant of Options.

The Company hereby grants the Grantee options to purchase 100,000 shares of Stock (the “Options”) at an exercise price equal to $[ ]1 per share of stock, which is the Fair Market Value (as defined in the 2009 Plan) of the Stock on the Grant Date.  The Options shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration in accordance with Section 2.4.

1           Insert closing price on the Grant Date.

Section 2.2 - Vesting.

Provided that the Grantee has not undergone a Termination prior to the applicable vesting date, one-third (1/3) of the Options shall vest immediately on the Grant Date, one-third (1/3) of the Options shall vest on the first (1st) anniversary of the Grant Date, and one-third (1/3) of the Options shall vest on the second (2nd) anniversary of the Grant Date; provided, however, that in the event of a Change in Control, 100% of the unvested Options shall become fully vested and exercisable as of the date of the Change in Control.

Section 2.3 - Exercise of Options.

To exercise a vested Option, the Grantee (or his authorized representative) must give written notice to the Company, using the form of Option Exercise Notice attached hereto as Exhibit A, stating the number of Options which he intends to exercise.  The Company will issue the Stock with respect to which the Options are exercised upon full payment of the shares of Stock, which may be made (i) in immediately available funds in United States dollars, or by certified or bank cashier’s check; (ii) by delivery of a notice of “net exercise” to the Company, pursuant to which the Grantee shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value (as defined below) on the date of exercise; (iii) by delivery of shares of Stock having a value equal to the exercise price; or (iv) by any other means approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  Anything herein to the contrary notwithstanding, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.  Options shall be exercisable in whole shares of Stock only.

Section 2.4 - Treatment of Options Upon Termination.

(a)           In the event of the Grantee’s Termination prior to the Expiration Date of the Options for any reason other than (A) by the Company for Cause (as defined in the 2009 Plan), or (B) by reason of the Grantee’s death or Disability (as defined in the 2009 Plan), (i) all vesting with respect to the Options shall cease, (ii) all unvested Options shall expire as of the date of such Termination, and (iii) all vested Options shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the date of such Termination.

(b)           In the event of Grantee’s Termination prior to the Expiration Date by reason of the Grantee’s death or Disability, (i) all vesting with respect to the Options shall cease, (ii) all unvested Options shall expire as of the date of such Termination, and (iii) all vested Options shall expire on the earlier of the Expiration Date and the date that is twelve (12) months after the date of such Termination.  In the event of the Grantee’s death, the Options shall remain exercisable by the person or persons to whom the Grantee’s rights under the Options pass by will or the applicable laws of descent and distribution until their expiration, but only to the extent the Options were vested at the time of such Termination due to death.

(c)           In the event of the Grantee’s Termination prior to the Expiration Date by the Company for Cause, all of the Options (whether or not vested) shall immediately expire as of the date of such Termination.

ARTICLE III

ADJUSTMENTS FOR RECAPITALIZATION, MERGER, ETC.

Section 3.1 - Capitalization Adjustments.

The number of shares of Stock covered by this Award and the price per share thereof shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to the Award (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Grant Date (including any Corporate Event, as defined below); (ii) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) in the event of any change in applicable laws that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights granted to, or available for, the Grantee.

Section 3.2 - Corporate Events.

Notwithstanding the foregoing, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(a)           that the Award be assumed or substituted in connection with such Corporate Event, in which case, the Award shall be subject to the adjustment set forth in Section 3.1 above;

(b)           that the vesting of the Award shall be accelerated, subject to the consummation of such Corporate Event;

(c)           that any vested and/or unvested portion of the Award be cancelled as of the consummation of such Corporate Event, and that the Grantee will receive a payment for any vested portion of such Award (including any portion of the Award that would vest upon the Corporate Event but for such cancellation) so cancelled based on the amount of the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of the Options, the applicable exercise price; provided, however, that the Grantee will only be entitled to consideration in respect of the cancellation of the Options if the per-share consideration less the applicable exercise price is greater than zero (and to the extent the per-share consideration is less than or equal to the applicable exercise price, the Options shall be cancelled for no consideration); and

(d)           that the Award (other than any portion of the Award that represents “stock rights” within the meaning of Section 409A be replaced with a cash incentive program that preserves the value of the portion of the Award so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the portion of the Award so replaced, and payment to be made within thirty (30) days of the applicable vesting date.

Payments made pursuant to clause (c) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for the Grantee to receive property, cash, or securities (or any combination thereof) as the Grantee would have been entitled to receive upon the occurrence of the transaction if the Grantee had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price).  In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require the Grantee to (i) represent and warrant as to the unencumbered title to his Award, (ii) bear his pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

Section 3.3 - Fractional Shares.

Any adjustment provided under this Article III may provide for the elimination of any fractional share that might otherwise become subject to the Award.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Grantee hereby represents and warrants to the Company that:

(a)           The Grantee understands that the Stock has not been registered under the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder (the “Securities Act”), nor qualified under any state securities laws, and that it is being offered and sold pursuant to an exemption from such registration and qualification based in part upon the Grantee’s representations contained herein; the Stock is being issued to Grantee hereunder in reliance upon the exemption from such registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering, and in connection therewith, the Grantee acknowledges the Grantee’s status as an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act;

(b)           The Grantee is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that the Grantee is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and the Grantee is able to bear the economic risk of this investment in the Company (including a complete loss of this investment);

(c)           Except as specifically provided herein, the Grantee has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of his Stock, and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(d)           The Grantee has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company’s sale to such Grantee of his Stock;

(e)           The Grantee is familiar with the business and operations of the Company and has been afforded full and complete access to the books, financial statements, records, contracts, documents and other information concerning the Company and its proposed activities, and has been afforded an opportunity to ask such questions of the Company’s agents, accountants and other representatives concerning the Company's proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein;

(f)           The Grantee has been informed that the shares of Stock are restricted securities under the Securities Act and may not be resold or transferred unless the shares of Stock are first registered under the Federal securities laws or unless an exemption from such registration is available; and

(g)           The Grantee is prepared to hold the shares of Stock for an indefinite period and that the Grantee is aware that Rule 144 as promulgated under the Securities Act, which exempts certain resales of restricted securities, is not presently available to exempt the resale of the shares of Stock from the registration requirements of the Securities Act.

ARTICLE V

MISCELLANEOUS

Section 5.1 - Withholding.

Upon the vesting, settlement, and/or exercise of the Award, the Grantee will be required to satisfy, through deduction or withholding from any payment of any kind otherwise due to the Grantee, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting, settlement, and/or exercise.  The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the settlement date of the Award; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award.

Section 5.2 - Certificates.

Any certificates representing the Stock delivered to the Grantee shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission (the “Commission”), any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

Section 5.3 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).  The Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.

Section 5.4 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 114 West 41st St., New York, New York 10036, and to the Grantee at the Grantee’s home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 5.5 - Delivery of Documents.

The Grantee agrees that the Company may deliver by email all documents relating to the Award and all other documents that the Company is required to deliver to its security Grantees (including, without limitation, disclosures that may be required by the Commission).  The Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it shall notify the Grantee by email or such other reasonable manner as then determined by the Company.

Section 5.6 - Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.  This Agreement shall only become effective and binding on the Company in the event Grantee shall have executed and delivered this Agreement to the Company.

Section 5.7 - Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Award shall be used for general corporate purposes.

Section 5.8 - Rights and Privileges as a Stockholder.

The Grantee shall not be entitled to the rights and privileges of stock ownership in respect of shares of Stock that are subject to the Award hereunder until such shares have been issued to the Grantee.

Section 5.9 - Compliance With Laws.

The obligation of the Company to deliver Stock upon vesting and/or exercise of any portion of the Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of the Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling any shares of Stock pursuant to the Award unless such shares have been properly registered for sale with the Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.  The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold pursuant to this Agreement or any shares of Stock issued upon exercise or settlement of any portion of the Award.  If the shares of Stock offered for sale or sold pursuant to this Agreement are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

Section 5.10 - Repricing of Awards Without Stockholder Approval.

The repricing of any portion of the Award upon the approval of the Board or the Committee shall expressly be permitted without stockholder approval.  For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of any portion of the Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 3.1 hereof), (ii) any other action that is treated as “repricing” under generally accepted accounting principals, and (iii) repurchasing for cash or canceling a portion of the Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 3.2 hereof.

Section 5.11 - Clawback or Recoupment Policy.

Notwithstanding anything contained herein to the contrary, the Award shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board, and in each case, as may be amended from time to time.  Any such policy adoption or amendment shall in no event require the prior consent of the Grantee.

Section 5.12 - No Liability of Committee Members.

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the grant of the Award may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Award unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 5.13 - Payments Following Accidents or Illness.

If the Committee shall find that the Grantee is unable to care for his affairs because of illness or accident or has died, then any payment due to the Grantee or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of the Grantee.  Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

Section 5.14 - Funding.

No provision of this Agreement shall require the Company, for the purpose of satisfying any obligations under this Agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  The Grantee shall have no rights under this Agreement other than as an unsecured general creditor of the Company, except that insofar as he may have become entitled to payment of additional compensation by performance of services, he shall have the same rights as other employees under general law.

Section 5.15 - Reliance on Reports.

Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and any subsidiaries or affiliates and upon any other information furnished in connection with this Agreement by any person or persons other than such member.

Section 5.16 - Amendment.

The Board or the Committee, at any time, and from time to time, may amend the terms of the Award; provided, however, that the Grantee’s rights to the Award shall not be impaired by any such amendment unless the Grantee consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the Grantee’s consent, the Board or the Committee may amend the terms of the Award if necessary to bring the Award into compliance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Grant Date.

Section 5.17 - No Right to Continued Employment.

The Grantee shall not have any claim or right to be selected for a grant of any other Award.  Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company or any of its subsidiaries or affiliates.

Section 5.18 - Entire Agreement.

Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee’s hand on the date indicated below.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Richard Mandell
Name: Richard Mandell
Title: Chairman of the Board

/s/ Heath L. Golden
Heath L. Golden

Date: May 2, 2011

EXHIBIT A
__________ __, 20__

Hampshire Group, Limited
114 West 41st St.,
New York, New York 10036
Attn: [____________]

Re:  Notice of Exercise

1.
By delivery of this Notice of Exercise, I am irrevocably electing to exercise options to purchase shares of Common Stock, par value $___ per share (“Shares”) of Hampshire Group, Limited (the “Company”) granted to me by the Company.

2.	The number of Shares I wish to purchase by exercising my options is _________.

3.	The applicable purchase price (or exercise price) is $____ per Share, resulting in an aggregate purchase price of $________ (the “Aggregate Purchase Price”).

4.	I am satisfying my obligation to pay the Aggregate Purchase Price by:

□	Delivering to the Company, with this Notice of Exercise, an amount equal to the Aggregate Purchase Price in immediately available United States dollars, or by certified or bank cashier’s check.

□
Authorizing the Company, through this Notice of Exercise, to effectuate a “net exercise,” pursuant to which I will receive the number of Shares exercised (as set forth in paragraph 2 above), reduced by the number of Shares equal to the Aggregate Purchase Price divided by the fair market value per Share on the date of exercise. I have attached to this Notice of Exercise the written communication confirming the consent of the Committee to my use of the net exercise procedure described herein.

5.	To satisfy the applicable withholding taxes:

□	I have enclosed an amount equal to the applicable withholding taxes in immediately available United States dollars, or by certified or bank cashier’s check.

□
I elect to have such amount satisfied by the use of Shares such that the number of Shares I receive upon exercise will be reduced (or further reduced if net exercise was chosen above) by a number of Shares with an aggregate fair market value on the date of exercise equal to any federal, state, or local income or other taxes required by law to be withheld by the Company.  I have attached to this Notice of Exercise the written communication confirming the consent of the Committee to my use of the withholding tax procedure described herein.

6.
I hereby agree to be bound by all of the terms and conditions set forth in the award agreement to which the options were granted under.  If I am not the person to whom the options were granted by the Company, proof of my right to purchase the Shares of the Company is enclosed.

7.	I have been advised to consult with any legal, tax or financial advisors I have chosen in connection with the purchase of the Shares.

Dated:

*
	(Optionee’s signature)	(Additional signature, if necessary)

	(Print name)	(Print name)

	(Full address)	(Full address)

*       Each person in whose name Shares are to be registered must sign this Notice of Exercise.  (If more than one name is listed, specify whether the owners will hold the Shares as community property or as joint tenants with the right of survivorship).